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                                                                    Exhibit 99.1

(CATALINA MARKETING LOGO)


                                                                            NEWS
--------------------------------------------------------------------------------
CONTACT:                                                   FOR IMMEDIATE RELEASE
Christopher W. Wolf
Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116


                            CATALINA MARKETING DELAYS
                            ANNUAL REPORT 10-K FILING

ST. PETERSBURG, Fla., June 30, 2003 - Catalina Marketing Corporation (NYSE: POS) announced today that it will delay the filing of its annual report on Form 10-K for the year ended March 31, 2003. Catalina has filed a notification of late filing with the Securities and Exchange Commission under Rule 12b-25 because it has not yet completed its annual financial statements as a result of certain issues identified by management of the company related to the timing of revenue recognition at the company's business unit, Catalina Health Resource ("CHR"). Management of the company is currently engaged in a review and evaluation of financial data of CHR relating to fiscal 2003. The company, through its Audit Committee, has engaged Ernst & Young LLP, which replaced Arthur Andersen LLP as its independent auditors in May 2002, to assist in the review and evaluation of the results. The company believes that the issues detected by management exist only at CHR. The company cannot presently predict the time required to complete its review or the timing of the associated audit of the financial statements by Ernst & Young. However, every effort will be made to file the company's annual report on Form 10-K within fifteen days.

The company anticipates that upon completion of its review and Ernst and Young's audit, the company will revise its previously announced financial results for the fiscal year 2003, ended March 31, 2003, and that certain revenue previously reported for fiscal 2003 will be recognized in results of operations for fiscal year 2004. Currently, the company estimates that its review will result in a shift in revenues from fiscal 2003 to fiscal 2004 in an amount not likely to exceed $7 million. These changes will affect the previously reported earnings of the company for the 2003 fiscal year, as well as the revenues and earnings reported for each of the company's fiscal quarters during the year. The anticipated changes to fiscal 2003 will also have an impact on the forecasted results for the current fiscal year, including the first quarter ended June 30, 2003, but will not impact subsequent fiscal years. The company is also investigating whether these issues affect the CHR revenue recognized in its financial statements for periods prior to fiscal 2003. The company is not currently able to estimate the amount of any changes that may result from the review of periods prior to fiscal 2003. Previously filed financial statements, including the associated audit opinions and review reports, of the company should not be relied upon until the review is complete.

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POS DELAYS ANNUAL REPORT 10-K FILING

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Daniel D. Granger, Chairman and Chief Executive Officer, commented, "The outcome of this review will not impact the company's operating cash flow or its ability to service customers. We are taking this matter very seriously and working with our auditors to finalize the appropriate accounting changes as quickly as possible. We expect that the primary effect of any restatement that may be required will be to recognize revenues and related costs in periods later than originally recorded. Again, the issues appear to relate only to the appropriate timing of the recognition of CHR's revenue."


Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of strategic, targeted marketing solutions for consumer goods companies and retailers. The targeted marketing services of the company are provided by interrelated operating groups that strive to influence the purchasing behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing is able to reach consumers internationally and domestically - in-store, using incentives, loyalty programs, sampling and advertising messages; at home, through direct mailings; and online. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, will not be sold or given to any outside party without the express permission of the consumer.


Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the policies and programs of the company's retail partners, the success of new services and businesses and the pace of their implementation, and the company's ability to maintain favorable client relationships.